NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Fourth Quarter Results

Spartanburg, South Carolina, February 12, 2010...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces for the fiscal year ending January 2, 2010, net earnings from continuing operations of $219,000, or $.03 per share, on sales of $103,640,000, compared to net earnings from continuing operations of $5,631,000, or $.90 per share, on sales of $167,269,000 in the prior year. The Company generated a loss from continuing operations of $143,000, or $.02 per share, on sales of $25,843,000 in the fourth quarter of 2009, compared to a net loss from continuing operations of $644,000, or $.10 per share, on sales of $36,657,000 in the fourth quarter of 2008. The Company recorded net losses from discontinued operations of $4,000, or $.00 per share, and $144,000, or $.03 per share, for the fiscal year and fourth quarter of 2009, respectively, compared to net earnings from discontinued operations of $352,000, or $.05 per share, and $131,000, or $.02 per share, for the same periods a year earlier. As a result, the Company earned $215,000, or $.03 per share, and lost $287,000, or $.05 per share, for the fiscal year and fourth quarter of 2009, respectively, compared to net earnings of $5,983,000, or $.95 per share, and a net loss $513,000, or $.08 per share, for the same periods in 2008.

Metals Segment

The Metals Segment sales decreased 46% for the year from a 37% decline in average selling prices, coupled with a 12% decline in unit volumes. Sales for the fourth quarter decreased 39% compared to 2008 from a 29% decline in average selling prices, coupled with a 12% decline in unit volumes. The Segment experienced operating losses of $12,000 and $985,000 for the year and fourth quarter of 2009 compared to a profit of $9,326,000 for the year and a fourth quarter loss of $1,196,000 in the same periods in 2008, respectively. Sales of commodity pipe were down 47% and 48% for the year and in the fourth quarter, as average selling prices declined 38% and 22% and unit volumes decreased 15% and 33% for the year and in the quarter, respectively, compared to the same periods of 2008. Non-commodity pipe and piping systems also experienced declines in sales for the year and fourth quarter, down 44% and 31% respectively. The decrease in sales for the year resulted from a 38% decline in average selling prices and a 9% decrease in unit volumes. The decrease for the quarter resulted from a 47% decline in average selling prices, offset by a 31% increase in unit volumes, when compared to the fourth quarter of 2008. The volume increase for non-commodity pipe and piping systems in the fourth quarter resulted primarily from the acquisition on August 31, 2009, of Ram-Fab, LLC.

The significant decreases in selling prices together with unit volume declines in both commodity and non-commodity pipe and piping systems, without including Ram-Fab and when compared to the same periods in 2008, reflect the decrease in demand for these products resulting from the worldwide economic turmoil and recession. This contributed to the large decline in operating income for the year compared to 2008, and to the losses incurred in the fourth quarters of both 2009 and 2008. Stainless steel surcharges, resulting primarily from the changes in nickel prices, peaked in October of 2009 after incrementally increasing over the six-month period from May to October, and fell slightly over the next 3 months. The surcharge averages remained at levels equal to approximately half of 2008’s averages throughout most of 2009. Although we cannot precisely calculate the effect of the price declines, we estimate that they reduced profits by about $1,700,000 for 2009 compared to 2008. The lower volumes also generated unabsorbed manufacturing costs and taken together with the lower selling prices and unit volumes, caused commodity pipe to incur losses for the year and fourth quarter of 2009. Responding to the poor economy, many of the piping systems’ customers extended their delivery dates throughout 2009 causing a decline in both dollar and unit volume sales compared to last year, and creating manufacturing inefficiencies throughout the Segment. The piping systems operations benefitted in 2008 from the completion of several favorable contracts, primarily in the LNG market, which generated significant volume, revenues and profits in 2008. As a result of these factors, non-commodity pipe and piping systems experienced significant reductions in sales and profits compared to the same periods of 2008. Also contributing significantly to the Segment’s losses for the year and fourth quarter of 2009 was the accrual of a claim from a customer who is alleging that the Segment delivered defective pipe in 2006 which the customer removed and replaced. While we believe the claim is unwarranted, approximately $1,000,000 in claims expense was recorded in 2009 of which $343,000 was booked in the fourth quarter. All of these factors taken together caused the Segment to incur losses for the year and fourth quarter of 2009.

Specialty Chemicals Segment

The Specialty Chemicals Segment delivered very good results in 2009 as operating income for the year increased 37% to $2,722,000 on sales of $32,749,000 compared to operating income of $1,990,000 on sales of $35,392,000 in 2008. Operating income for the fourth quarter of 2009 increased 230% to $783,000 on sales of $8,571,000 compared to operating income of $237,000 on sales of $8,449,000 for the fourth quarter of 2008. During 2008, the Segment experienced rising raw material and energy costs throughout the year and while management increased prices in an effort to offset the cost increases, the increases were not sufficient to prevent the cost increase from impacting profitability. During 2009, the increases in raw material and energy costs abated and in some cases actually declined forcing Management to lower selling prices which caused the sales decline for the year. However, price levels have remained at levels allowing the Segment to maintain a higher level of profitability in 2009 compared to 2008. The Segment experienced strong sales volumes in the majority of its markets throughout the fourth quarter of 2009 which contributed to the increases in sales and profits achieved in the fourth quarter compared to the same period last year.

Outlook

The Metals Segment’s business is highly dependent on capital expenditures which have been significantly impacted by the economic turmoil. Falling stainless steel prices, the depressed economy, and distributors’ reluctance to restock inventories, have created a poor pricing environment for our commodity pipe. Surcharges began falling in November 2009 but appear to have bottomed in January 2010 and have increased over the last 2 months through March 2010. Distributors maintained their inventories at lower than normal levels through the end of 2009, but activity for both commodity and non-commodity pipe over the first part of 2010 has improved, indicating that distributors may be increasing their inventory levels. Management believes it is benefiting from the stimulus spending by the Federal Government, which includes a “Buy-American” provision covering iron and steel, as we have seen increased bidding activity in both the water and wastewater treatment and power generation areas, significant parts of our piping systems business. However, business opportunities remain extremely competitive hurting product pricing in all of our markets. Although Management is disappointed with the level of profitability in 2009, we remain confident that we are in an excellent position to benefit from the eventual improvement in economic conditions. While the impact from current economic conditions both domestically and worldwide makes it difficult to predict the performance of this Segment going into 2010, we are seeing improvements in business conditions within our markets. We believe we are the largest and most capable domestic producer of non-commodity stainless pipe and an effective producer of commodity stainless pipe which should serve us well in the long run. We also continue to be optimistic about the piping systems business over the long term. Piping systems continues to maintain a strong backlog, with approximately 80% of the backlog coming from energy and water and wastewater treatment projects, and the Ram-Fab acquisition should allow us to expand piping systems’ business. Piping systems’ customers have begun increasing their delivery requests under our existing contracts which should favorably impact profits over the first half of 2010.  Piping systems’ backlog was $44,300,000 at 2009 year end compared to$45,500,000 at the end of 2008. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

The Specialty Chemicals Segment ended 2009 with excellent results especially over the last half of the year. Business conditions continue to be strong in our markets and in anticipation of future growth, Management is adding capacity and making capital improvements to its facilities. The Segment should continue to generate consistent profit margins over the first half of 2010, assuming conditions in the Segment’s markets do not deteriorate from their current levels. However, the depressed economic conditions make the Segment's performance uncertain over the next several quarters.

Sale of Blackman Uhler Specialties & Discontinued Operations

On October 2, 2009, the Company entered into an Asset Purchase Agreement with SantoLubes Manufacturing, LLC (“SM”) to sell the specialty chemical business of Blackman Uhler Specialties, LLC (“BU”) for a purchase price of $10,366,000, along with certain property, plant and equipment held by Synalloy Corporation for a purchase price of $1,130,000, all located at the Spartanburg, SC location. The purchase price of approximately $11,496,000, payable in cash, was equal to the approximate net book values of the assets sold as of October 3, 2009, the effective date of the sale, and the Company has recorded a loss of approximately $250,000 resulting primarily from transaction fees and other costs related to the sale. Divesting BU’s specialty chemicals business, which had annual sales of approximately $14,500,000, has freed up resources and working capital to allow further expansion into the Company’s metals businesses. BU along with Organic Pigment’s (“OP”) pigment dispersion business, which was sold on March 6, 2009 and had annual sales of approximately $7,000,000, were both physically located at the Spartanburg facility. OP completed all operating activities at the end of the third quarter. As a result, these operations, which were previously included in the Specialty Chemicals Segment, are being reported as discontinued operations.

Other Items

Unallocated corporate expenses in the fourth quarter of 2009 include a $106,000 favorable adjustment from the reversal of accrued environmental remediation liabilities on projects at the Company’s Spartanburg location that were completed in the quarter. In addition, corporate expenses in the quarter were favorably impacted from reduced quarterly environmental charges of approximately $100,000 that were eliminated by the sale of BU at the end of the third quarter of 2009. Unallocated Corporate Expenses for the year and fourth quarter also declined over last year’s totals for the same periods from decreased management incentives, which are based on profits.

Management believes we have put the Company into a strong financial position capable of dealing with the chaotic economic conditions we currently face. The positive result of the huge price declines that have taken place in our Metals Segment is that working capital needs are decreased by reduced inventory values and accounts receivable. Even though profits were modest in 2009, cash flow from operations of $20,200,000 let us pay a $631,000 cash dividend and eliminate our bank debt totaling $10,426,000. Cash flows generated from operations along with the proceeds from the sale of BU provided funds to acquire and provide necessary working capital for Ram-Fab, and increase our cash balance at January 2, 2010 to $14,097,000.  Our extremely strong balance sheet positions us well to take advantage of any opportunities that may emerge in the future.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		YEAR ENDED
	Jan 2, 2010	Jan 3, 2009	Jan 2, 2010	Jan 3, 2009

Net sales
Metals Segment	$17,272,000	$28,208,000	$70,891,000	$131,877,000
Specialty Chemicals Segment	8,571,000	8,449,000	32,749,000	35,392,000
	$25,843,000	$36,657,000	$103,640,000	$167,269,000
Operating income
Metals Segment	$(985,000)	$(1,196,000)	$(12,000)	$9,326,000
Specialty Chemicals Segment	783,000	237,000	2,722,000	1,990,000
	(202,000)	(959,000)	2,710,000	11,316,000
Unallocated expenses
Corporate	(39,000)	395,000	2,008,000	2,493,000
Interest and debt expense	65,000	187,000	350,000	685,000
Change in fair value of interest
rate swap	(17,000)	178,000	(131,000)	181,000
Other expense	(13,000)	-	131,000	-
(Loss) income from continuing
operations before income taxes	(198,000)	(1,719,000)	352,000	7,957,000

Provision for income taxes	(55,000)	(1,075,000)	133,000	2,326,000
Net (loss) income from
continuing operations	(143,000)	(644,000)	219,000	5,631,000
Net (loss) income from
discontinued operations	(144,000)	131,000	(4,000)	352,000

Net (loss) income	$(287,000)	$(513,000)	$215,000	$5,983,000

Net (loss) income per basic common share:
Continuing operations	$(.02)	$(.10)	$.03	$.90
Discontinued operations	$(.03)	$.02	-	$.06
Net (loss) income	$(.05)	$(.08)	$.03	$.96

Net (loss) income per diluted common share:
Continuing operations	$(.02)	$(.10)	$.03	$.90
Discontinued operations	$(.03)	$.02	-	$.05
Net (loss) income	$(.05)	$(.08)	$.03	$.95

Average shares outstanding
Basic	6,266,576	6,247,534	6,261,805	6,245,344
Diluted	6,266,576	6,247,534	6,269,430	6,281,124

Backlog-Piping Systems & Process Equipment			$44,300,000	$45,500,000

Balance Sheet	Jan 2, 2010	Jan 3, 2009
Assets
Cash	$14,097,000	$97,000
Accounts receivable, net	14,041,000	17,610,000
Inventories	25,504,000	38,837,000
Sundry current assets	3,259,000	3,281,000
Current assets of discontinued operations	-	8,371,000
Total current assets	56,901,000	68,196,000
Property, plant and equipment, net	15,797,000	15,178,000
Other assets	5,554,000	4,293,000
Assets of discontinued operations	-	6,999,000
Total assets	$78,252,000	$94,666,000

Liabilities and shareholders' equity
Current portion of long term debt	$-	$467,000
Accounts payable	6,582,000	8,176,000
Accrued expenses	6,195,000	7,113,000
Current liabilities of discontinued operations	-	2,947,000
Total current liabilities	12,777,000	18,703,000
Long-term debt	-	9,959,000
Other long-term liabilities	2,754,000	3,137,000
Shareholders' equity	62,721,000	62,867,000
Total liabilities & shareholders' equity	$78,252,000	$94,666,000